                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               NetManage, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 NETMANAGE, INC.
                          10725 North De Anza Boulevard
                           Cupertino, California 95014

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 21, 1998

TO THE STOCKHOLDERS OF NETMANAGE, INC.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NetManage, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 21, 1998 at 9:00 a.m. local time at the offices of the Company at 10725 North De Anza Boulevard, Cupertino, California 95014 for the following purposes:

        1. To elect two directors to hold office until the Annual Meeting of Stockholders in the year 2001.

        2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending December 31, 1998.

        3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on March 20, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.



                                        By Order of the Board of Directors



                                        Gary Anderson
                                        Secretary

Cupertino, California
April 9, 1998

        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 NETMANAGE, INC.
                          10725 North De Anza Boulevard
                           Cupertino, California 95014

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed proxy is solicited on behalf of the Board of Directors of NetManage, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 21, 1998 at 9:00 a.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of the Company at 10725 North De Anza Boulevard, Cupertino, California 95014. The Company intends to mail this proxy statement and accompanying proxy card on or about April 9, 1998 to all stockholders entitled to vote at the Annual Meeting.

        An annual report for the fiscal year ended December 31, 1997 is enclosed with this Proxy Statement.

SOLICITATION

        The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to these individuals for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

        Only holders of record of Common Stock at the close of business on March 20, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 20, 1998, the Company had outstanding and entitled to vote 43,896,096 shares of Common Stock. A majority, or 21,948,049 shares, of the Common Stock will constitute a quorum for the transaction of business. Each holder of record of Common Stock on March 20, 1998 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        Stockholders of Common Stock are entitled to one vote for each share held. Shares of stock may not be voted cumulatively with respect to the election of directors. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 10725 North De Anza Boulevard, Cupertino, California 95014, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

        Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than December 4, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        The Company's Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        The Board of Directors is presently composed of six members. There are two directors in the class to be elected at this meeting, John Bosch and Dr. Shelley Harrison, whose terms of office expire in 1998. Mr. Bosch is currently a director of the Company who was previously elected by the stockholders. Dr. Harrison was elected by the Board of Directors to fill a vacancy in July 1996. If elected at the Annual Meeting, Mr. Bosch and Dr. Harrison would serve until the 2001 annual meeting and until their successors are elected and have qualified, or until such director's earlier death, resignation or removal.

        Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Company may propose. Each of the persons nominated for election has agreed to serve if elected, and the Company has no reason to believe that the nominees will be unable to serve.

        Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2001 ANNUAL MEETING

        The name of the nominees and certain information about them are set forth below:

        John Bosch, age 63, has served as a director of the Company since December 1991. Since 1981, Mr. Bosch has been a general partner of Bay Partners, a venture capital firm. In 1976 he co-founded Cronus Precision Products, Inc., a digital timing company, and he served as its President and Chief Executive Officer until 1981. In 1970 Mr. Bosch co-founded Anixter, Bosch and Russell, a consulting firm specializing in marketing and sales consulting for high technology companies and in technical venture analysis for the venture capital community. Mr. Bosch is currently a director of five portfolio companies. He is a graduate of the University of Southern California where he received a B.S. degree in mechanical engineering and an M.B.A. in marketing.

        Dr. Shelley Harrison, age 55, has served as a director the Company since July 1996, filling an open vacancy on the Board. Dr. Harrison has served as Chairman of the Board of Directors since 1993 and Chief Executive Officer since April 1996 of Spacehab, Inc., a company which develops, owns and operates habitable modules and logistics supply services for the manned U.S. Space Shuttle missions. In addition, Dr. Harrison is a managing general partner of PolyVentures L.P. and PolyVentures II, L.P., which are high technology venture capital firms. Dr. Harrison also serves on the board of directors of Globecomm Systems, Inc. and on the board of trustees of Polytechnic University in New York. He received his B.S. in electrical engineering from New York University and received an M.S. and PhD in electrophysics from Polytechnic University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR FOR THE NAMED NOMINEES.


DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

        Uzia Galil, age 72, has served as a director of the Company since December 1991. Mr. Galil is the Chairman of the Board of Directors of Elron Electronic Industries, Ltd. ("Elron"), its founder and also has been its President and Chief Executive Officer since its formation. Mr. Galil has been Chairman of the Board of Directors of Elbit Ltd., an affiliate of Elron, since January 1981, having been President and Chief Executive Officer of Elbit Ltd. from 1967 to 1978. Mr. Galil also serves as Chairman of the Board of Directors of Zoran Corporation, and as a director of Elscint Ltd., Elbit Systems Ltd., Elbit Medical Imaging Ltd., Orbotech Ltd., and most of the private companies of the Elron Group. Mr. Galil received a B.S. degree from the Technion and an M.S. in electrical engineering from Purdue University, Lafayette, Indiana. An honorary doctorate in technical sciences was granted to him by the Technion in 1977 in recognition of his contribution to the development of science-based industries in Israel, an honorary doctorate in philosophy was granted to him by the Weizman Institute of Science in 1991 and an honorary doctorate in engineering was granted to him in 1995 by the Polytechnic University in New York. Mr. Galil is the recipient of the Israel Prize 1997 for his special contribution to the high technology industry in Israel. From 1980 through mid-1990, Mr. Galil served as Chairman of the International Board of Governors of the Technion. Mr. Galil is the father-in-law of Mr. Zvi Alon, the Chairman of the Board of Directors of the Company and the Company's President and Chief Executive Officer.

        Darrell Miller, age 51, has served as a director of the Company since February 1994 and served as Executive Vice President, Corporate Strategic Marketing for the Company from December 1994 to February 1996. From 1987 to 1993, Mr. Miller was at Novell, Inc., a computer network company, in numerous positions including Executive Vice President responsible for strategic and marketing operations and Executive Vice President responsible for product development. From 1984 to 1987, Mr. Miller acted as the Director of Marketing for Ungermann-Bass, a manufacturer of networking equipment. Since 1994, Mr. Miller has served on the board of directors of Xpoint Technologies, Inc., a switched ethernet company. Mr. Miller is a graduate of the University of Denver where he received a B.S. in business administration.

DIRECTOR CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

        Zvi Alon, age 46, is the founder of the Company and has served as its Chairman of the Board, President and Chief Executive Officer since the Company's formation. From 1986 to 1989, Mr. Alon was the President of Halley Systems, a manufacturer of networking equipment including bridges and routers. He also has served as Manager, Standard Product Line at Sytek, Inc., a networking company, and Manager of the Strategic Business Group for Architecture, Graphics and Data Communications at Intel Corporation, a semiconductor manufacturer. Mr. Alon received a B.S. degree in electrical engineering from the Technion-Israel Institute of Technology in Haifa, Israel (the "Technion"). He is a member of the board of directors of NetVision, Ltd., a 33%-owned subsidiary of the Company. Mr. Alon is the son-in-law of Uzia Galil, a director of the Company.

        Abraham Ostrovsky, age 55, joined the board of directors of the Company in January 1998. Mr. Ostrovsky has served as Chairman of the Board of Jetform Corporation, a provider of electronic forms and enterprise workflow products, since January 1996 and served as its Chief Executive Officer from 1991 to 1995. Mr. Ostrovsky also served as Chairman of the Board and Chief Executive Officer of Compressent, a company which develops and licenses color facsimile and communications software, from March 1996 to December 1997. Mr. Ostrovsky also serves as a director of SEEC, Inc. and Indigo, Inc. Mr. Ostrovsky attended the University of Miami.


BOARD COMMITTEES AND MEETINGS

        During the fiscal year ended December 1998, the Board of Directors held seven meetings, including telephone meetings. Standing committees of the Board include an Audit Committee, an Option Committee, and a Compensation Committee.

        The Audit Committee meets with the Company's independent auditors at least quarterly to review the results of the quarterly reviews or annual audit and discuss the financial statements; makes recommendations to the Board regarding the retention of independent auditors; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of four non-employee directors: Messrs. Bosch, Galil, Harrison and Miller. The Audit Committee met four times during 1997.

        The functions of the Option Committee are to review and approve awards of stock options under the Company's stock option plans to employees and consultants who are not subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), and to recommend any changes or amendments to the stock option plans. The Option Committee met eleven times during 1997 and consists of Messrs. Bosch and Miller.

        The Compensation Committee reviews and approves specific compensation matters for the Chief Executive Officer and all executive staff who report directly to the Chief Executive Officer and otherwise performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Messrs. Bosch and Galil. For purposes of grants and purchases under the Company's stock option and purchase plans to officers subject to Section 16 of the Exchange Act other than the Chief Executive Officer, Mr. Alon confers with the Compensation Committee. The Compensation Committee met twice during 1997.

        During the fiscal year ended December 31, 1997, each Board member attended 75% or more of the meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member.


                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since its inception in 1990. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Arthur Andersen LLP.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.


                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's Common Stock as of January 31, 1998 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. The information as to each person has been furnished by such person, and each person has sole voting power and sole investment power with respect to all shares beneficially owned by such persons except as otherwise indicated and subject to community property laws where applicable. Except as set forth below, the address of each named individual is the address of the Company as set forth herein.

                                                     BENEFICIAL OWNERSHIP
                                                  ---------------------------
                                                  NUMBER OF       PERCENT OF
BENEFICIAL OWNER                                    SHARES        TOTAL(%)(1)
----------------                                  ---------------------------
Zvi Alon (2) .................................    8,906,204          20.4
Elron Electronic Industries, Ltd.(3) .........      925,000           2.1
  P.O. Box 1573
  Haifa 31015, Israel
Uzia Galil (4) ...............................    1,547,500           3.5
Patricia Roboostoff (5) ......................       55,778            *
John Bosch (6) ...............................       37,251            *
Darrell Miller (7) ...........................       25,001            *
Shelley Harrison (8) .........................       16,667            *
D. Patrick Linehan ...........................            0            *
Walter Amaral ................................            0
Abraham Ostrovsky ............................            0            *
All executive officers and directors
   as a group (9 persons)(9)                     10,588,401          24.2

----------------
 *    Less than one percent.

(1)  Based on 43,679,669 shares of Common Stock outstanding as of January 31,
     1998.

(2) Includes (i) 8,868,204 shares held by the Zvi and Ruth Alon Living Trust (the "Living Trust") and (ii) 38,000 shares held by the Zvi Alon Family Foundation (the "Foundation"). Mr. Alon and his wife, Ruth Alon, are the trustees of the Living Trust and the Foundation. Excludes 990,500 shares held by the Zvi and Ruth Alon 1993 Children's Trust (the "Children's Trust"), of which Mr. Uzia Galil is sole trustee.

(3) These shares are owned by Elron Electronic Industries, Ltd. (the "Elron Shares"). Mr. Galil is Chairman of the Board of Directors, President and Chief Executive Officer of Elron. Mr. Galil disclaims beneficial ownership of the Elron Shares.

(4) Includes (i) 500,000 shares owned by Uzia and Ella Galil , (ii) 990,500 shares held by the Children's Trust, and (iii) 57,000 shares issuable upon exercise of options that are exercisable within 60 days of January 31, 1998. Mr. Galil is the sole trustee of the Children's Trust however he disclaims beneficial ownership of the shares that are held in the Children's Trust. The number of shares also excludes the Elron Shares for which Mr. Galil disclaims beneficial ownership. Mr. Galil is the Chairman of the Board of Directors, President and Chief Executive Officer of Elron.

(5) Includes (i) 2,445 shares owned by the Splinter-Roboostoff Revocable Trust and (ii) 53,333 shares issuable upon exercise of options that are exercisable within 60 days of January 31, 1998.

(6) Includes 36,501 shares issuable upon exercise of options that are exercisable within 60 days of January 31, 1998.

(7) Includes 25,001 shares issuable upon exercise of options that are exercisable within 60 days of January 31, 1998.

(8) Includes 16,667 shares issuable upon exercise of options that are exercisable within 60 days of January 31, 1998.

(9) Includes 188,502 shares issuable upon exercise of options that are exercisable within 60 days of January 31, 1998.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that one Form 5 filed for Mr. Gary Anderson and one Form 5 for Mr. Patrick Linehan, both relating to one option grant, were filed late.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

        The Company's non-employee directors currently receive a fixed sum of twelve thousand dollars ($12,000) in cash compensation per annum, payable quarterly, for service on the Board of Directors. In addition, non-employee directors may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. Employee directors do not receive separate compensation for their services on the Board of Directors, although service on the Board may be considered when establishing their compensation as employees.

DIRECTORS' PLAN

        Non-employee directors of the Company are eligible to receive options under the 1993 Directors' Stock Option Plan (the "Directors' Plan"). Option grants under the Directors' Plan are non-discretionary. A total of 800,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. Pursuant to the terms of the Directors' Plan, each person that is elected for the first time as a director of the Company and who is not otherwise employed by the Company or an affiliate of the Company (a "Non-Employee Director") automatically will be granted an option to purchase 40,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) upon the date of his or her election to the Board. At the Annual Meeting of Stockholders each year, each person who is then a Non-Employee Director and has been a Non-Employee Director for at least three months shall be granted an option to purchase 8,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan).

        In 1997 pursuant to the Directors' Plan, options to purchase 8,000 shares were granted on May 30, 1997 to each of Messrs. Bosch, Harrison, Galil and Miller at an exercise price of $3.4375 per share. These options were subsequently repriced to $3.0625 per share on September 5, 1997 (see "Report of Board of Directors on Repricing of Options"). On January 27, 1998 an option to purchase 40,000 shares was granted to Mr. Ostrovsky at a price of $2.6563.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of Zvi Alon, the Company's President, Chief Executive Officer and the Chairman of the Board of Directors, and Uzia Galil, a director and the father-in-law of Zvi Alon, participated in the deliberations of the Compensation Committee concerning executive officer compensation. Mr. Galil abstained from voting on Mr. Alon's compensation, and although Mr. Alon attends meetings of the Committee, he does not participate in deliberations that relate to his own compensation.

EMPLOYMENT CONTRACT

        In July 1997, the Company entered into an employment contract with one of its Named Executive Officers, Mr. Patrick Linehan. The employment contract provides for the continuation of Mr. Linehan's current base salary f through July 1998 in the event he is terminated without cause by the Company prior to July 1998. The employment contract also contains a non-competition clause whereby Mr. Linehan may not engage in any competition with the Company for a two-year period commencing in July 1997.

SUMMARY OF COMPENSATION

        The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to the Company and its subsidiaries during each of 1995, 1996 and 1997 to the Company's Chief Executive Officer, the Company's two most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 1997 whose total salary and bonus exceeded $100,000, and a former executive officer who would have been among the Company's executive officers but for the fact that the individual was not serving as an executive officer of the Company at the end of 1997 (collectively, the "Named Executive Officers"). This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL              LONG TERM
                                                    COMPENSATION         COMPENSATION
                                              ------------------------   ------------
                                                                          SECURITIES
                                                SALARY(1)                 UNDERLYING
NAME AND PRINCIPAL POSITION            YEAR        ($)         BONUS($)      OPTIONS
---------------------------            ----     ---------     --------    ----------
Zvi Alon ........................      1997      302,500       45,375          -0-
  Chairman of the Board and            1996      302,500       90,750          -0-
  Chief Executive Officer              1995      275,000      151,250          -0-

Patricia Roboostoff .............      1997      143,359       18,750      346,000(2)
  Sr. Vice President,                  1996      133,533       33,383      128,000(3)
  Human Resources                      1995      123,600       67,980       13,000

D. Patrick Linehan(4) ...........      1997      126,576       31,250      312,500
  Sr. Vice President and General       1996           --           --           --
  Manager, Core Products Division      1995           --           --           --

Walter Amaral(5) ................      1997      134,277            -      215,000(6)
  Sr. Vice President, Finance and      1996      192,400       48,100      140,000(7)
  Chief Financial Officer              1995      127,187       93,625      100,000

--------------

(1) Includes amounts deferred pursuant to Section 401(k) of the Code, as amended.

(2) Includes an original option grant of 75,000 shares and 271,000 of options that were repriced in January and September 1997.

(3) Includes an original option grant of 35,000 shares and 93,000 of options that were repriced in February 1996.

(4)  Mr. Linehan joined the Company in July 1997.

(5) Mr. Amaral served as the Company's Sr. Vice President of Finance and Chief Financial Officer until his resignation from the Company in August 1997.

(6) Includes an original option grant of 75,000 shares and 140,000 of options that were repriced in January 1997.

(7) Includes an original option grant of 40,000 shares and 100,000 of options that were repriced in February 1996.

                        STOCK OPTION GRANTS AND EXERCISES


        The following table sets forth certain information with respect to stock options granted to the Named Executive Officers in 1997. The exercise price of the options was set at the fair market value as of the date of grant.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                      % OF TOTAL
                          NUMBER OF    OPTIONS
                          SECURITIES  GRANTED TO
                          UNDERLYING   EMPLOYEES   EXERCISE                   GRANT DATE
                            OPTIONS       IN         PRICE     EXPIRATION    PRESENT VALUE
       NAME                 GRANTED   FISCAL YEAR  ($/SHARE)      DATE           ($)(1)
       ----                --------   -----------  ---------   ----------    -------------
Zvi Alon                       --          --            --           --              --
Patricia Roboostoff       128,000(2)      1.7%       $ 6.00       (2)          $ 390,945

                           15,000(3)      0.2%       $ 5.38     01/23/07       $  76,489
                           60,000(4)      0.8%       $ 2.81     04/15/07       $ 138,201
                          143,000(5)      1.9%       $ 3.06       (5)          $  72,319

D. Patrick Linehan        312,500(6)      4.2%       $ 3.06     09/05/07       $ 864,369

Walter Amaral             140,000(7)      1.9%       $ 3.06       (7)          $  68,024
                           15,000(8)      0.2%       $ 5.38     01/23/07       $  76,489
                           60,000(9)      0.8%       $ 2.81     04/15/07       $ 138,201

--------------------

1. In determining the grant date present value of options, the Black-Scholes valuation method was used. The assumptions used in this valuation included an expected volatility of approximately 1.83, risk-free interest rates ranging from 4.93 to 5.66 percent, no dividend yields, and an expected term from vest date of approximately seven months.

2. This option grant represents the January 1997 reprice of options granted in prior years. The number of shares, expiration dates and related vesting terms are as follows: (i) 80,000 shares expiring on 12/13/04 and vesting 21,666 shares on 8/13/96 then the balance monthly thereafter; (ii) 13,000 shares expiring on 10/23/05 and vesting 417 shares on 7/1/99 then the balance monthly thereafter; and (iii) 35,000 shares expiring on 7/18/06 and vesting 8,000 shares monthly through 1999, 15,000 shares monthly through 2000 and 12,000 shares monthly through 2001. Prior to the repricing, the exercise price on these options ranged from $10.375 to $11.125.

3. This option grant vests monthly throughout twelve months beginning 1/1/02. This option was subsequently repriced to $3.06 in September 1997.

4. This option grant has a 50% cliff vesting on 4/15/98 and another 50% cliff vesting on 4/15/99.

5. This option grant represents the September 1997 reprice of options previously granted. For the terms of such repriced options, please see footnotes (2) and (3) above.

6. This option grant has a 20% cliff vesting on 8/1/98 and then vests monthly thereafter.

7. This option grant represents the January 1997 reprice of options granted in prior years. The number of shares, expiration dates and related vesting terms are as follows: (i) 100,000 shares expiring on 4/25/05 and a 25% cliff vesting on 11/1/96 then the balance monthly thereafter; and (ii) 40,000 shares expiring on 7/18/06 and vesting 20,000 shares monthly throughout 2000 and 20,000 shares monthly throughout 2001. Prior to the repricing, the exercise price on these options ranged from $10.375 to $11.125.

8.   This option grant vests monthly over twelve months beginning 1/1/02.

9. This option grant has a 50% cliff vesting on 4/15/98 and another 50% cliff vesting on 4/15/99.

        The following table sets forth certain information concerning the number and value at December 31, 1997 of unexercised "in the money" options held by the Named Executive Officers. The values set forth below have not been, and may never be realized, and are based on the positive spread between the respective exercise prices of outstanding stock options and the closing price of the Company's Common Stock on December 31, 1997, which was $2.63 as reported by the NASDAQ National Market.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                       AND FISCAL YEAR-END OPTION VALUES


                                                         NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                        SHARES                          UNDERLYING UNEXERCISED      THE-MONEY OPTIONS AT
                       ACQUIRED                            OPTIONS AT FY-END           FISCAL YEAR-END
       NAME          ON EXERCISE(#)   VALUE REALIZED  EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
       ----          --------------   --------------  -------------------------  -------------------------
Zvi Alon                  --                --                  -0-                       -0-/-0-

Patricia Roboostoff       --                --             48,333/154,667                 -0-/-0-

D. Patrick Linehan        --                --                -0-/312,500                 -0-/-0-

Walter Amaral(1)          --                --                -0-/-0-                     -0-/-0-

-------------------
(1) Mr. Amaral was not employed at the Company as of 12/31/97 and therefore had no outstanding options at the end of the year.

                         TEN-YEAR OPTION REPRICINGS (1)

        The following table sets forth certain information related to the repricing of stock options to any executive officer since the Company's initial public offering in 1993. In February 1996, all options granted to employees in 1995 and certain options granted in the last quarter of 1994 were repriced to $11.13 per share by the Company's Board of Directors. The vesting schedule on these repriced options was delayed six months. All out-of-the-money options previously granted to employees were subsequently repriced by the Company's Board of Directors to per $6.00 per share in January 1997 and to $3.06 in September 1997. There was no change in the vesting schedule for the options repriced in 1997.

                                                            Market                                Length
                                               Number of   Price of     Exercise                of Original
                                               Securities  Stock at     Price at                Option Term
                                               Underlying   Time of     Time of      New        Remaining
                                                Options    Repricing   Repricing   Execise      at Date of
    Name                            Date        Repriced      ($)         ($)      Price($)     Repricing
    ----                          --------     ----------  ---------   ---------   --------     -----------
Zvi Alon                                --          -0-      -0-         -0-         -0-               --
   President & CEO

Patricia Roboostoff                2/13/96       80,000      $11.13      $12.63     $11.13      8.83 yrs
   Sr. VP Human                    2/13/96       13,000      $11.13      $19.81     $11.13      9.75 yrs
   Resources                      01/02/97       80,000      $ 6.00      $11.13     $ 6.00      7.95 yrs
                                  01/02/97       13,000      $ 6.00      $11.13     $ 6.00      8.80 yrs
                                  01/02/97       35,000      $ 6.00      $10.38     $ 6.00      9.54 yrs
                                  09/05/97       13,000      $ 3.06      $ 6.00     $ 3.06      8.13 yrs
                                  09/05/97       35,000      $ 3.06      $ 6.00     $ 3.06      8.86 yrs
                                  09/05/97       80,000      $ 3.06      $ 6.00     $ 3.06      7.27 yrs
                                  09/05/97       15,000      $ 3.06      $ 6.00     $ 3.06      9.38 yrs

D. Patrick Linehan                      --          -0-         -0-         -0-        -0-            --
   Sr. VP & General
   Manager

Walter Amaral                      2/13/96      100,000      $11.13      $16.13     $11.13      9.25 yrs
   Sr. VP & CFO                   01/02/97      100,000      $ 6.00      $11.13     $ 3.06      8.31 yrs
                                  01/02/97       40,000      $ 6.00      $10.38     $ 3.06      9.54 yrs

Robert Williams                    2/13/96       10,500      $11.13      $19.81     $11.13      9.75 yrs
   VP Business
   Development


            REPORT OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS

        The Board of Directors determined that as a result of declines in the price of the Company's stock, the incentive provided by the options previously granted to all employees was insufficient to assist the Company in retaining its employees. The Company's stock price fell from $23.25 at the end of 1995 to $10.88 at the end of the first quarter of 1996, then fell again to $6.00 at the end of 1996 and to $3.72 at the end of the third quarter of 1997. Employee retention had become a significant challenge for the Company due to the extremely competitive nature of the employment marketplace, which, combined with the Company's performance and declining stock price, had lead to substantial turnover. To assist the Company in retaining its employees by providing additional incentive to remain with the Company over the long-term, the Board of Directors decided to reprice outstanding options, including the options held by the executives in the table above. The Board considered other alternatives such as the issuance of more shares at the lower prices, but felt that the effects of doing so would be too dilutive. As such, in

February 1996 the Board repriced all options granted to employees in 1995 and certain options granted in the last quarter of 1994 to $11.13; the vesting on these repriced options was delayed six months. Due to the continued decline in the stock price throughout 1996 and the 1997 the Board repriced all out-of-the money options in January 1997 and September 1997, with no change in the current vesting schedules. The Board believed that the factors affecting the decision as to whether to reprice the options held by officers were identical to those for all other employees, and that it was in the interests of the Company to provide adequate incentive to assist in employee, including executive officer, retention.


                                        Zvi Alon
                                        John Bosch
                                        Uzia Galil
                                        Darrell Miller

-----------------------
(1) The material under this caption is not "soliciting material", is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

        The primary goal of the Company is to align compensation with the Company's business objectives and performance. The Company's aim is to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Compensation Committee has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this compensation package are:

        o The Company pays competitively with leading software and high technology companies with which the Company competes for talent.

        o The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

        o The Company provides significant equity-based incentives for executives and other key employees to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

EXECUTIVE OFFICER SALARIES

        Of the Company's current officers other than the Chief Executive Officer, two joined the Company in 1997 and one joined the Company in 1994. With respect to the two officers hired in 1997, salary, potential bonus and stock option grants were determined on the basis of negotiations between the Company and the officer with due regard to the officers' experience, prevailing market conditions and internal equity. Similarly, the Company negotiated with each of the other officers at the time of their hiring and reached a level of compensation that the Company believed was reasonably required to obtain the services of such officer.

        In addition to reviewing the above considerations, the Compensation Committee obtained and reviewed salary surveys, including the Radford Management and the SC/CHiPs Executive and Senior Management Surveys, for similar positions in the software and high technology sectors in establishing the 1997 executive officer compensation.

ANNUAL INCENTIVE COMPENSATION

        A substantial portion of the cash compensation paid to the Company's officers, including the Chief Executive Officer, is in the form of discretionary bonus payments payable on a quarterly basis. The Compensation Committee believes that the bonus compensation of the Chief Executive Officer and the Company's other executive officers should be expressly linked to the Company's performance. Consistent with this philosophy, a designated portion of the bonus compensation is contingent upon corporate profits, the attainment of specific business objectives and performance against personal performance objectives. Bonus payments are based on a target bonus pool established at the beginning of the year for each officer.

        In awarding 1997 discretionary bonuses, the Compensation Committee believed that only a portion of the Company's goals for the year were attained and, accordingly, awarded only twenty-five percent (25%) of the bonus pool. This belief was evidenced by a decrease in net revenues and net income in 1997 as compared to 1996 and 1995, and the poor performance of the Company's Common Stock.

LONG-TERM INCENTIVES

        The Company's primary long-term incentive program presently consists of the Option Plan and the 1993 Employee Stock Purchase Plan (the "Purchase Plan"). The Option Plan generally utilizes five-year vesting periods (increased in 1997 from the prior four-year practice) for options granted on date of hire. There is a 20% cliff vesting at the end of the first year of the grant and then monthly vesting thereafter to encourage key employees to continue in the employ of the Company. Subsequent to an employee's date of hire, additional options may be granted, generally with one- to two-year vesting schedules. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the Option Plan generally is 100% of the fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if the Company's Common Stock appreciates in the long term.

        The Company established the Purchase Plan both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the Purchase Plan, employees, including officers, may have up to 15% of their earnings withheld for purchases of Common Stock on certain dates specified by the Compensation Committee. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date or closing date of the relevant offering period.

        In 1997, the Compensation Committee granted stock options to two of the Company's officers in connection with the commencement of employment. For certain of the continuing officers, additional stock options were granted in 1997 in order to encourage their continued employ and to align their interests to those of the stockholders. Mr. Alon participated with the Compensation Committee in awarding these grants. Mr. Alon was not eligible to receive option grants under the Option Plan or to purchase stock under the Purchase Plan.

COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

        The salary and potential bonus of the Chief Executive Officer also were established by the Compensation Committee primarily on the basis of the salary received by him in 1996, the Company's overall 1996 performance, and pursuant to discussions between the Compensation Committee and the Chief Executive Officer. Although Mr. Alon's salary and targeted bonus potential was significantly less than Chief Executive Officer compensation in other software and high technology companies, the decision was made to not increase his targeted compensation package for 1997 based on Mr. Alon's significant equity position in the Company and the Company's overall 1996 performance.

        Because of the Company's 1997 performance, Mr. Alon received less than his targeted compensation ($347,875 versus $484,000) for fiscal 1997 and substantially less than his actual 1996 compensation of $393,250 and 1995 compensation of $426,250. Because of his ownership position in the Company, no options or shares were granted during 1997 to the Chief Executive Officer.

        At the January 1998 meeting of the Compensation Committee, the decision was made to not increase the Chief Executive Officer's targeted compensation package for 1998 based on the Company's 1997 performance.

CERTAIN TAX CONSIDERATIONS

        The Company does not believe that its compensation plans will result in any limitations on its ability to deduct compensation under Section 162(m) of the Code.

        From the members of the Compensation Committee:


                                        John Bosch
                                        Uzia Galil

                   PERFORMANCE MEASUREMENT COMPARISON (1) (2)
                                 NETMANAGE, INC.





                                [OBJECT OMITTED]





                                                  CUMULATIVE TOTAL RETURN
                                  ---------------------------------------------------------
                                  9/21/93     12/93     12/94     12/95     12/96     12/97
                                  -------    ------    ------    ------     -----     -----
NetManage, Inc                     100.00    151.55    334.02    383.51     98.97     46.39
NASDAQ Stock Market (U.S.)         100.00    106.48    104.08    147.20    181.05    222.17
Hambrecht & Quist Technology       100.00    109.73    131.81    197.08    244.94    287.17

--------------
(1) The total return on investment (change in year end stock price plus reinvested dividends) for the Company, the NASDAQ Stock Market-US Index (the "NASDAQ Index") and the Hambrecht and Quist Technology Index (the "H&Q Technology Index"), based on September 21, 1993 = 100, the day of the Company's Initial Public Offering. The performance of the Company's stock over the period shown is not necessarily indicative of future performance.

(2) The material under this caption is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

                              CERTAIN TRANSACTIONS

        The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.


                                  OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                       By Order of the Board of Directors



                                       GARY ANDERSON
                                       Secretary

April 9, 1998


        A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, NETMANAGE, INC., 10725 NORTH DE ANZA BOULEVARD, CUPERTINO, CALIFORNIA 95014 OR THROUGH THE COMPANY'S WORLDWIDE WEB PAGE AT HTTP://WWW.NETMANAGE.COM.

                                  DETACH HERE

    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.

The Board of Directors recommends a vote FOR the Election of Directors and FOR
Item 2.

1.  Election of Directors.

    Nominees: John Bosch and Dr. Shelley Harrison

                 FOR             WITHHELD
          [ ]   BOTH       [ ]  FROM BOTH
              NOMINEES           NOMINEES

[ ] _______________________________________
    For both nominees except as noted above


2.  Ratification of the appointment of          FOR    AGAINST   ABSTAIN
    Arthur Andersen LLP as the Company's        [ ]      [ ]       [ ]
    independent auditors for the current
    fiscal year.

3.  Upon any other matters which may properly come before the meeting.


                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]


PLEASE MARK, DATE, SIGN AND RETURN.

Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature: ___________________________________  Date: ____________________


Signature: ___________________________________  Date: ____________________

                                  DETACH HERE

                                     PROXY

                                NETMANAGE, INC.

                     PROXY SOLICITED BY BOARD OF DIRECTORS
                        FOR ANNUAL MEETING MAY 21, 1998


     Zvi Alon and Gary Anderson, or either of them, each with the power of substitution, hereby are authorized to represent and vote as designated on the reverse side the shares of the undersigned at the Annual Meeting of Stockholders of NetManage, Inc. to be held Thursday, May 21, 1998, at 9:00 a.m., local time, at the Company's offices located at 10725 North De Anza Boulevard, Cupertino, California, or at any adjournment of the Annual Meeting.

     Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR the Election of Directors and FOR Item 2.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

 ------------                                                     ------------
 SEE REVERSE                                                      SEE REVERSE
     SIDE                                                             SIDE
 ------------                                                     ------------